99.2 PRESS RELEASE

Manakoa Security and Advanced ID Corporation Announce a Joint Marketing and Technology Integration Agreement On DNA and RFID

KENNEWICK, Wash., Sept. 27, 2006 -- Manakoa Services Corporation (OTC BB:MKOS.OB - News), a security technology company with anti-counterfeiting DNA, optical marker, tag and trace products to enhance security, has announced a technology and sales partnership with Advanced ID Corporation (OTC BB:AIDO.OB - News), a radio frequency identification (RFID) technology provider.

The companies will cross-market their technologies to provide a fully integrated product authentication and supply chain integrity system linking Manakoa's DNA forensic authentication of primary packaging labels, papers and inks, with Advanced ID's advanced RFID of packaging and cartons. Target industries for the new partnership include pharmaceuticals, beauty products, automotive and tires, fine art and collectibles, bio-security, food safety and shipping.

Chris Outwater, President of Manakoa, said, ``This is the first marriage of molecular biology at the fundamental DNA level with radio frequency identification to ensure security in the supply chain. By combining these cutting edge technologies, we can provide multi-layered, seamless security to ensure product integrity and validity.''

Dan Finch, President & Chief Executive Officer of Advanced ID said, ``Our ultra high frequency (UHF) RFID technology offers increased data transfer speed, extended read range, comparable pricing to bar code tags and unparalleled reliability in harsh operating environments. Extending our reach into product and packaging identification with DNA molecular security is a next generation advance for our high technology RFID product line.''

About Manakoa Services Corporation

Manakoa Services Corporation (OTC BB:MKOS.OB - News) develops and supplies DNA marking and optical security technology for high value products and brands that are under siege from counterfeiters. Manakoa's innovative products authenticate products from manufacture to final sale with advanced optical market, tag and trace technologies. Through licensing arrangements and partnerships with other security companies, Manakoa is able to offer a comprehensive portfolio of authentication and security products that link to its core DNA technology.

About Advanced ID Corporation

Advanced ID Corporation (OTC BB:AIDO.OB - News) is a complete solutions provider in the radio frequency identification (RFID) market. Since 1994, Advanced ID Corporation has been offering a Low Frequency (LF) product line of over 100 RFID microchips and identification scanners, as well as proprietary recovery databases. Advanced ID is also a leader in UHF-RFID technology with its line of DataTRAC(tm) livestock tracking and traceability products, and UHF-RFID automotive tire tag applications.

Safe Harbor Statement:

Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs and estimate as to projections are ``forward-looking statements.'' Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company's judgment as of the date of this release.

Contact:
Manakoa Services Corporation
James C. Katzaroff, Chief Executive Officer
(509) 736-7000
www.manakoa.com
7203 West Deschutes Avenue, Suite B
Kennewick, WA 99336 USA

Advanced ID Corporation
Dan Finch, President and CEO
(403) 252-7984
Fax: (403) 263-2055
danf@advancedidcorp.com